NAME OF REGISTRANT:
Franklin Investors Securities Trust
File No. 811-4986


EXHIBIT ITEM No. 77D(b): Policies with respect to security investments


FRANKLIN INVESTORS SECURITIES TRUST
MINUTES OF THE MEETING
OF THE BOARD OF TRUSTEES

December 16, 2003


The Board next considered a request to change a non-fundamental investment policy of the Franklin
Total Return Fund (the "Fund") in order to exclude
U.S. dollar denominated securities from the foreign investments restriction, as described in a memorandum provided to the Trustees in their briefing materials.
The Trustees also reviewed the strategy changes that were included in the memorandum for their information.
It was noted that the portfolio management team believes that the proposed changes would broaden the investment opportunities available to them. After discussion, upon motion made, seconded and unanimously approved, it was:

RESOLVED, that the Franklin Total Return Fund's
(the "Fund") non-fundamental policy with respect to investment in foreign securities be changed to provide that the Fund's 10% limitation on investment in foreign securities be increased to 20% of total assets and that the Fund's investments in non-U.S.
dollar denominated securities be limited to 10% of total assets; and

FURTHER RESOLVED, that the officers of the Trust be, and each of them hereby is, authorized and directed to take any and all actions appropriate to carry out the intent and accomplish the purposes of the foregoing resolution, including the filing of an amendment or supplement to the Trust's registration statement with the U.S. Securities and Exchange Commission.


								/s/Murray L. Simpson
	                                       Murray L. Simpson
								     Secretary




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